UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 10, 2019
Switch, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-38231	82-1883953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7135 S. Decatur Boulevard		89118
Las Vegas, NV		(Zip Code)
(Address of principal executive offices)

(702) 444-4111
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Severance Arrangements

On April 10, 2019, Switch, Inc. and Switch, Ltd. (collectively, the “Company”) entered into an executive severance agreement with each of Rob Roy, Thomas Morton and Gabe Nacht. Each executive severance agreement provides that the executive is eligible to receive certain payments and benefits in the event of a “qualifying termination” and enhanced payments and benefits in the event of a “change of control termination” within six months prior to, on or within 24 months following, a “change in control” (as defined in the executive severance agreement). A “qualifying termination” means a termination for good reason, a termination without cause or a termination due to death or disability. A “change in control termination” means a qualifying termination within six months prior to, on or within 24 months following, a change in control.

Severance Benefits in Connection with a Qualifying Termination

In the event of a qualifying termination, each of Messrs. Roy, Morton and Nacht is entitled to receive (i) an amount equal to his annual base salary payable over 18 months (or 15 months for Mr. Morton and 12 months for Mr. Nacht) following the termination; (ii) a lump-sum payment equal to his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; and (iii) up to 18 months of subsidized COBRA benefits.

In addition, each executive severance agreement provides that any outstanding equity awards subject solely to time-based vesting will vest as to the portion of the equity award (excluding certain restricted stock units held by Mr. Roy) that would have vested if the executive had remained employed for 18 months (or 15 months for Mr. Morton and 12 months for Mr. Nacht) following the termination date. Any equity awards that are not subject to time-based vesting will be treated in accordance with the terms of the applicable award agreement and equity plan. Further, the exercisability of any outstanding vested stock options held by the executive as of the termination date will be extended for 36 months (but in no event beyond the outside expiration date of each such stock option).

Severance Benefits in Connection with a Change in Control Termination

In the event of a change of control termination, each of Messrs. Roy, Morton and Nacht is entitled to receive the following benefits under his executive severance agreement: (i) an amount equal to two times (or 1.5 times for Mr. Morton and one times for Mr. Nacht) his annual base salary payable over 24 months (or 18 months for Mr. Morton and 12 months for Mr. Nacht) following the termination; provided, that (A) if such change in control termination occurs prior to a change in control then any amounts that have not been paid prior to the consummation of such change in control instead shall be paid in a single cash lump-sum on date of the change in control; and (B) if such change in control termination occurs on or after a change in control, then such amount shall be paid in a single lump-sum within 60 days following the termination; (ii) a lump-sum payment of his cash performance bonus for the year of termination, pro-rated based on the percentage of the year worked prior to the triggering event; and (iii) up to 18 months of subsidized COBRA benefits.

In addition, in the event of a change of control termination, each executive severance agreement provides for acceleration of all outstanding equity awards subject solely to time-based vesting as of the later of (1) the termination date or (2) the change of control. Any equity awards that are not subject to time-based vesting will be treated in accordance with the terms of the applicable award agreement and equity plan. Further, the exercisability of any outstanding vested stock options held by the executive as of the termination date will be extended for 36 months (but in no event beyond the outside expiration date of each such stock option).

The benefits described above for Messrs. Roy, Morton and Nacht are only payable if the executive executes a general release of claims, and complies with his post-employment confidentiality, non-disparagement, non-competition and non-solicitation obligations. The executive severance agreements further provide that in connection with the sale of all or substantially all of the business or assets of the Company, the acquirer of such assets will assume and perform the agreements, or replace them with substantially similar agreements.

The foregoing description of the terms of the executive severance agreements does not purport to be a complete description and is qualified in its entirety by the full text of the agreements, which are filed as Exhibits 10.1, 10.2 and 10.3 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1	Executive Severance Agreement by and among Switch, Ltd., Switch, Inc., and Rob Roy dated April 10, 2019.
10.2	Executive Severance Agreement by and among Switch, Ltd., Switch, Inc., and Thomas Morton dated April 10, 2019.
10.3	Executive Severance Agreement by and among Switch, Ltd., Switch, Inc., and Gabe Nacht dated April 10, 2019.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Severance Agreement by and among Switch, Ltd., Switch, Inc., and Rob Roy dated April 10, 2019.
10.2	Executive Severance Agreement by and among Switch, Ltd., Switch, Inc., and Thomas Morton dated April 10, 2019.
10.3	Executive Severance Agreement by and among Switch, Ltd., Switch, Inc., and Gabe Nacht dated April 10, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 16, 2019	Switch, Inc.
(Registrant)

		By:	/s/ Gabe Nacht
		Name:	Gabe Nacht
		Title:	Chief Financial Officer